Exhibit 99.2

Philip Morris International Inc.
2018 Third-Quarter Results Conference Call
October 18, 2018

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2018 third-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

Additionally, following the comprehensive business review that we provided at our recent Investor Day, today we will summarize our 2018 full-year outlook and third-quarter results, as well as our performance in select geographies. For reference, the slides and transcripts for the Investor Day presentations are available on our website and the IR App.

It’s now my pleasure to introduce Martin King, our Chief Financial Officer.

Martin.

MARTIN KING

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

As announced this morning, we are reaffirming our 2018 reported diluted EPS guidance, at prevailing exchange rates, to be in a range of $4.97 to $5.02.

Our guidance includes 12 cents of unfavorable currency and represents a growth rate, excluding currency, of approximately 8% to 9% compared to our adjusted diluted EPS of $4.72 in 2017.

(SLIDE 5.)

Our guidance continues to reflect the full-year assumptions shown on this slide and detailed in today's press release.

Importantly, this includes:

•	PMI heated tobacco unit shipment volume of 41 to 42 billion units, reflecting a net anticipated distributor inventory reduction of approximately three billion units; and

•	PMI heated tobacco unit in-market sales volume of 44 to 45 billion units.

(SLIDE 6.)

Moving to our third-quarter results, total shipment volume decreased by 2.1%, due mainly to the impact of distributor inventory movements, notably related to heated tobacco units in Japan.

Excluding inventory movements, total shipment volume increased by 1.1%, driven by higher heated tobacco unit volume in the EU Region, Japan, Korea, the Middle East & Africa Region and Russia, as well as higher cigarette volume in select markets, notably Indonesia, Mexico, Saudi Arabia, Thailand and Turkey.

September year-to-date, total shipment volume declined by 1.2%, but increased by 0.3% excluding inventory movements.

(SLIDE 7.)

Given the impact of distributor heated tobacco unit inventory movements on our third-quarter 2018 results, let me take a moment to put this into perspective vis-a-vis the three billion unit full-year distributor inventory reduction assumption that we previously communicated.

As seen on this chart, the full-year reduction is driven by Japan and concentrated in the third quarter, with a decrease of 3.7 billion units. By comparison, there was an inventory increase in the third quarter of 2017 of 3.2 billion units, resulting in a negative total heated tobacco unit inventory variance of 6.9 billion units.

For the fourth quarter of this year, we anticipate a 0.5 billion unit inventory increase. This compares to an inventory increase of 7.3 billion units in the fourth quarter of 2017, resulting in a negative total heated tobacco unit inventory variance of 6.8 billion units.

Importantly, heated tobacco unit inventories have been right-sized, and we are poised for future growth.

(SLIDE 8.)

Third-quarter net revenues increased by 3.3%, excluding currency, driven by strong pricing for our combustible tobacco portfolio, partly offset by the impact of the heated tobacco unit inventory adjustment that I just noted, as well as unfavorable combustible tobacco volume/mix.

(SLIDE 9.)

Our currency-neutral net revenue growth in the quarter came in slightly above the approximately 2% growth expectation that we provided during Investor Day.

As this difference mainly reflects timing between the third and fourth quarters, we are maintaining our full-year net revenue growth assumption of approximately 3%, excluding currency.

Given our September year-to-date growth of 6.5%, this implies a decline in the fourth quarter of approximately 5%, largely reflecting the difficult comparison with the nearly 19% growth in the fourth quarter of 2017.

(SLIDE 10.)

Adjusted operating income increased by 7.6%, excluding currency, reflecting the price-driven growth in net revenues, the favorable margin impact of lower IQOS device sales, as well as lower manufacturing and marketing costs for combustible products, partly offset by incremental RRP investments across IQOS launch markets.

Adjusted operating income margin increased by 1.8 points, excluding currency.

(SLIDE 11.)

Our reported diluted EPS of $1.44 increased by 13.4% in the quarter, driven by favorable business performance, and also benefiting from a lower effective tax rate and lower interest expense compared to the third quarter of 2017.

Excluding currency, adjusted diluted EPS increased by 20.5%.

(SLIDE 12.)

Demonstrating our favorable business momentum, total PMI international market share, excluding China and the U.S., increased by 0.5 points in the third quarter and by 0.6 points September year-to-date.

The growth for both periods was driven by higher share for heated tobacco products, with the lower cigarette shares reflecting the impact of adult smoker out-switching to our heated tobacco brands. Indeed, our cigarette shares within the cigarette category alone were stable.

(SLIDE 13.)

As discussed in detail by our Chief Operating Officer, Jacek Olczak, during Investor Day, our combustible tobacco portfolio continues to be supported by robust fundamentals.

This is evidenced by our third-quarter combustible pricing variance of approximately 8%, driven notably by the EU Region, Indonesia, the Philippines and Russia.

(SLIDE 14.)

Furthermore, our results reflect favorable cigarette share and/or volume trends across a range of key markets.

For example, the decline in cigarette industry volume in Saudi Arabia moderated considerably in the quarter, reflecting the lapping of the June 2017 excise tax implementation.

Importantly, our market share increased by 6.1 points versus the third-quarter of 2017, driven by Marlboro, L&M and Chesterfield, and was up by 1.6 points sequentially.

(SLIDE 15.)

In Turkey, strong cigarette industry volume growth continued in the quarter, supported by the lower prevalence of illicit trade. In addition, although our August quarter-to-date share declined slightly, share for Marlboro increased by 1.3 points.

(SLIDE 16.)

And in the Philippines, both Marlboro and Fortune drove total cigarette market share growth of 1.2 points in the quarter. Marlboro's performance reflects the brand's strong equity in the market, while Fortune is benefiting from narrowed price gaps with lower-priced brands.

(SLIDE 17.)

Turning to the performance of IQOS, we are pleased with the growth in the total user base, which we believe serves as a leading indicator for market share.

Indeed, the positive sequential share performance for our heated tobacco brands continued in the quarter, reaching 1.7% of total cigarette and heated tobacco unit industry volume, excluding China and the U.S.

(SLIDE 18.)

In Japan, our largest IQOS market, we recorded stable quarterly HeatSticks share on a sequential basis. This is encouraging, given that we expect the range of initiatives that we have outlined previously -- including the upcoming launch of IQOS 3 and IQOS 3 Multi -- to only have a meaningful impact on share beginning in 2019.

Please note that third-quarter in-market sales for both cigarettes and heated tobacco units -- industry-wide -- benefited from trade and consumer inventory movements in advance of the October 1st price increases.

(SLIDE 19.)

In Korea, in-market sales volume for HEETS in the quarter was stable on a sequential basis at 1.4 billion units. Sequential share for HEETS declined, however, partly reflecting the impact of cigarette in-market sales volume seasonality.

The sequential quarterly share trend for HEETS also reflects the impact of misleading comments by the KFDA earlier this year regarding the "tar" generated by IQOS, as well as competitive churn associated with the increased distribution coverage of competitors' products.

As Jacek explained at Investor Day, the KFDA's comments have not really been an issue with regard to IQOS users that have already fully made the switch from cigarettes, and thus have discovered the various product attributes for themselves. Instead, the comments have been impacting those who are new to IQOS or were otherwise planning to enter the heated tobacco category.

We remain focused on properly educating current IQOS users and adult smokers interested in the heated tobacco category on the differences between tobacco heating and combustion. We are committed to ensuring that these smokers receive accurate information to guide their choices.

In addition, the upcoming global launch of IQOS 3 devices, which includes Korea, should reinforce IQOS's status as the preeminent heated tobacco brand in the market.

(SLIDE 20.)

In the EU Region, the steady sequential growth of HEETS continued in the quarter, with share reaching 1.2% and reflecting further growth in the IQOS user base.

It is also worth highlighting that our quarterly share for HEETS increased in all IQOS markets in the Region compared to the third quarter of 2017.

(SLIDE 21.)

Finally, we are particularly encouraged by the strong performance of IQOS in Russia. In the third quarter, share for HEETS reached 1.1% nationally, although our focus is currently on key cities comprising approximately 20% of the total cigarette market.

Our disciplined approach to geographic and channel expansion allows us to ensure continued improvement in IQOS conversion rates and consumer experience.

(SLIDE 22.)

To conclude, we delivered solid currency-neutral results in the third quarter, driven by strong pricing for our combustible product portfolio and benefiting at the EPS level from a lower effective income tax rate and lower interest expense.

Our 2018 business outlook remains intact, supported by robust fundamentals for combustible products and increasingly broad-based IQOS growth across geographies.

Consequently, we are reaffirming our 2018 reported diluted EPS guidance, which continues to represent a growth rate of approximately 8% to 9%, excluding currency, compared to adjusted diluted EPS of $4.72 in 2017.

(SLIDE 23.)

Thank you. I am now happy to answer your questions.

(SLIDE 24.)

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team.

Thank you again and have a nice day.